Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
GSE Systems, Inc:

We consent to the use of our report dated March 26, 2014, with respect to the consolidated balance sheet of GSE Systems, Inc. as of December 31, 2013, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity, and cash flows included herein.

/s/ KPMG LLP

Baltimore, Maryland
March 19, 2015